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                                                                    EXHIBIT 99.1

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                                  NEWS RELEASE

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FOR RELEASE:  IMMEDIATE                                 CONTACT:  MARIA VAFIADES
                                                        (508) 947-4343

             MAYFLOWER BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
             ------------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), August 22, 2008 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $250,000 or $.12 per share for its first quarter ended July 31, 2008 as compared to earnings of $242,000 or $.12 per share for the same quarter last year. Diluted earnings per share for the quarter were $.12 compared to $.11 for the same quarter of last year.

         Net interest income for the quarter increased by $28,000 or 1.6% to $1.8 million due to an increase in the Company's net interest margin, from 3.11% in the July 2007 quarter to 3.19% in the July 2008 quarter as higher costing certificates of deposit balances repriced into lower rates.

         Average interest earning assets for the period decreased from $227.4 million for the quarter ended July 31, 2007 to $225.0 million for the quarter ended July 31, 2008 and average interest bearing liabilities declined from $220.8 million for the quarter ended July 31, 2007 to $220.4 million for the quarter ended July 31, 2008.

         The provision for loan losses was zero for both the quarter ended July 31, 2008 and 2007. In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans. Management and the Company's Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

         Non-interest income for the quarter decreased by $30,000, and was comprised of a decrease of $7,000 in loan origination and other loan fees, a decrease of $18,000 in customer service fees, a decrease of $1,000 in other income and an increase in losses on sales of investments of $14,000. These were offset by an increase of $10,000 in gains on sales of loans.

         Total operating expenses decreased by $3,000 for the quarter ended July 31, 2008. This decrease was due to a decrease of $36,000 in salary and benefit expense and a decrease of $30,000 in other expenses. Offsetting these decreases was an increase of $30,000 in FDIC assessment expense which was a function of that agency's scheduled resumption of deposit insurance premiums, and an increase of $18,000 in expenses related to foreclosed real estate. Additionally, data processing expenses increased by $14,000 and occupancy and equipment expenses increased by $1,000.

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         Since the end of the April 30, 2008 fiscal year, total assets of the
Company have decreased by $4.2 million, ending at $239.6 million as of July 31, 2008. This reduction is partially comprised of a decrease of $5.3 million in the Company's total investment portfolio, as offset by an increase of $1.9 million in its loan portfolio. The growth in net loans outstanding is attributed to an increase of $3.3 million in residential mortgages, offset by a decrease of $895,000 in commercial and construction loans, a decrease of $398,000 in home equity loans and lines of credit, and a decrease of $182,000 in personal loans. During the quarter ended July 31, 2008, total borrowings decreased by $1.0 million and deposits decreased by $2.6 million, primarily a result of reduced checking account balances.

         Total stockholders' equity was $19.1 million at July 31, 2008 or 7.98% of total assets. This compares to stockholders' equity of $19.9 million or 8.16% of total assets at April 30, 2008. The decrease in total equity is due to the payment of a $0.10 per share dividend to shareholders totaling $210,000 and an increase of $821,000 in the unrealized loss on securities available-for-sale. Net income for the quarter totaling $250,000 partially offset these decreases in total stockholders' equity.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on September 12, 2008, to shareholders of record as of September 5, 2008.

         In connection with these announcements, Mr. Pratt commented, "in the midst of an uncertain economic environment, we point to our improving net interest margin, growth in our loan portfolio and successful expense control as indicators of our progress. Notwithstanding all other factors, opportunities for prudent and profitable growth do exist in this market, and we are moving to leverage them to our advantage".

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
                           ---------------------

         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                       JULY 31,                           APRIL 30,
                                                         2008                               2008
                                                     -----------                         -----------
Total assets                                           $239,556                            $243,751
Loans receivable, net                                   127,221                             125,336
Federal funds sold                                        2,523                               2,975
Investment securities:
   Held for investment                                   42,593                              43,377
   Available for sale, net                               46,938                              51,466
Deposits                                                201,567                             204,176
Borrowed funds                                           17,653                              18,659
Stockholders' equity                                     19,107                              19,889

Equity to assets ratio                                     7.98%                               8.16%
Book value per share                                   $   9.13                            $   9.51


                                                      THREE MONTHS ENDED
                                                           JULY 31,
                                                      2008          2007
                                                  ------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income                   $    3,184    $    3,456
   Interest expense                                    1,391         1,691
                                                  ----------    ----------
      Net interest income                              1,793         1,765

   Provision for loan losses                               -             -
   Gain on sales of loans                                 19             9
   Loss on sales of investments                          (14)            -
   Other non interest income                             265           291
   Operating expenses                                 (1,715)       (1,718)
                                                  ----------    ----------
   Income before income taxes                            348           347
   Income taxes                                           98           105
                                                  ----------    ----------

   Net income                                     $      250    $      242
                                                  ==========    ==========

   Earnings per share - basic                     $     0.12    $     0.12

   Earnings per share - diluted                   $     0.12    $     0.11

   Dividends per share                            $     0.10    $     0.10

   Weighted average shares outstanding             2,091,963     2,095,856

   Annualized return on average assets                  0.41%         0.40%

   Annualized return on average equity                  5.12%         4.98%

   Net interest spread                                  3.13%         3.02%

   Net interest margin                                  3.19%         3.11%


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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)

                                                             JULY 31,          APRIL 30,          JULY 31,
LOANS PAST DUE OVER 90 DAYS:                                   2008              2008               2007
                                                            ---------          -------            --------
   Residential mortgages                                    $    617           $   617            $     -

   Commercial and construction mortgages                           -                 -                  -

   Commercial time and demand loans                                -                 -                   -

   Consumer and other loans                                        -                 -                   -
                                                            ---------          -------            --------
                                                            $    617           $   617            $      -
                                                            =========          =======            ========

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

   Net loans receivable                                         0.48%             0.49%                  -

   Total assets                                                 0.26%             0.25%                  -


NON-PERFORMING ASSETS

 **Non-accrual loans                                        $    617           $   617            $      -
   Real estate acquired by foreclosure                           637               605                   -
                                                            ---------          -------            --------
                                                            $  1,254           $ 1,222            $      -
                                                            =========          =======            ========

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Net loans receivable                                         0.99%             0.97%                  -

   Total assets                                                 0.52%             0.50%                  -



ALLOWANCE FOR LOAN LOSSES                                   $  1,376           $ 1,375            $  1,674


ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                                       223.01%           222.85%                  -

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF NET LOANS          1.08%             1.10%               1.18%


** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest


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